UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 26, 2006

McDONALD’S CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-5231	36-2361282
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One McDonald’s Plaza

Oak Brook, Illinois

(Address of Principal Executive Offices)

60523

(Zip Code)

(630) 623-3000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On and effective January 26, 2006, the Board of Directors of McDonald’s Corporation (the “Company”) adopted Amended Article V (the “By-Law Amendment”) of the Company’s By-laws.

The By-Law Amendment provides for the following:

(1)	Amending the definition of “Delegate” (Article V, Section 1 (D) (iii)) to clarify that persons must be employees of McDonald’s Corporation to receive indemnification or expense advancement as a Delegate.

(2)	Clarifying the process and timeframes for considering requests for indemnification and/or expense advancement (Article V, Sections 1 (C), 2 and 3).

(3)	Deleting a sentence (Article V, Section 4 (A)) to clarify that it is not necessary to obtain Board approval to provide for indemnification of agents.

The foregoing is a summary of the changes effected by the Adoption of the By-Law Amendment and is qualified in its entirety by reference to the By-Laws of McDonald’s Corporation as Amended and Restated filed as Exhibit 3.2 attached hereto and incorporated by reference herein.

Item 7.01. Regulation FD Disclosure.

Chipotle Mexican Grill, Inc., a subsidiary of McDonald’s Corporation, announced on January 26, 2006 the pricing of its initial public offering of class A common stock, par value $.01 per share, at a price of $22 per share. After exercise of the underwriters’ overallotment option in full on the same date, a total of 9,060,606 shares were sold in the offering, of which 3,000,000 were sold by McDonald’s for aggregate net proceeds of $61.4 million. The closing for the offering is scheduled to occur on January 31, 2006. Chipotle will remain majority-owned by McDonald’s after the offering.

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits.

3.2	By-Laws of McDonald’s Corporation as Amended and Restated

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McDONALD’S CORPORATION
(Registrant)

Date: January 30, 2006	By:	/s/ Denise A. Horne
Denise A. Horne Corporate Vice President, Assistant General Counsel and Assistant Secretary

Exhibit Index

Exhibit No. 3.2	By-Laws of McDonald’s Corporation as Amended and Restated